LightPath to Retain GRADIUM(R) Product Line

ORLANDO, FL -- 05/22/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, announced that LightPath and ThorLabs have decided not to pursue the completion of the sale of GRADIUM® to ThorLabs.

Through the course of the due diligence it was determined that the business interests of both companies are better served with leaving the business within LightPath. GRADIUM® is a custom business for LightPath with good cash flow and profit contribution and as such LightPath will continue to pursue GRADIUM® opportunities.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

Contacts:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
(407) 382-4003
Internet: www.lightpath.com